Exhibit 10.3

$658,119,030

9.25% SENIOR UNSECURED CREDIT AGREEMENT - 2014

Dated as of May 2, 2008,

among

INTELSAT CORPORATION,

as the Borrower,

the Guarantors named herein

and

the Several Lenders

from Time to Time Parties Hereto

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

BANC OF AMERICA BRIDGE LLC,

as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.

as Documentation Agent

and

CREDIT SUISSE SECURITIES (USA) LLC,

BANC OF AMERICA SECURITIES LLC, and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

Page
SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Administrative Agent Details
Schedule 1.1(c)	Existing Notes
Schedule 8.12	Subsidiaries

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	[Intentionally Omitted]
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Promissory Note
Exhibit F	Preliminary Offering Memorandum
Exhibit G	Form of Exchange Notice
Exhibit H	Form of Non-U.S. Lender’s Non-Bank Tax Certificate

SENIOR UNSECURED CREDIT AGREEMENT, dated as of May 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among INTELSAT CORPORATION, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, BANC OF AMERICA BRIDGE LLC, as Syndication Agent, MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent, and CREDIT SUISSE SECURITIES (USA) LLC, BANC OF AMERICA SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arrangers and Joint Bookrunners (such terms and each other capitalized term used but not defined in this introductory statement and recitals having the meaning provided in Section 1).

WHEREAS, the Borrower intends to redeem or repurchase the Notes (as defined below);

The parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“Acceptable Exclusions” means:

(1) war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(A)	any government or sovereign power (de jure or de facto),

(B)	any authority maintaining or using a military, naval or air force,

(C)	a military, naval, or air force, or

(D)	any agent of any such government, power, authority or force;

(2) any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6) electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(7) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(8) an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9) any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(10) loss of revenue, incidental damages or consequential loss;

(11) extra expenses, other than the expenses insured under the applicable policy;

(12) third party liability;

(13) loss of a redundant component(s) that does not cause a transponder failure; and

(14) such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall mean the transactions pursuant to which Serafina Acquisition Limited became the owner of all of the outstanding share capital of Intelsat Holdings Ltd. pursuant to the Transaction Agreement.

“Acquisition Documents” shall mean the Transaction Agreement, the Credit Agreements, each agreement and instrument governing the Acquisition Notes (to the extent applicable), the Specified Intercompany Agreements and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Acquisition Notes” shall mean (a) the $2,805,000,000 in aggregate principal amount of Senior Notes due 2018 of Serafina Acquisition, Ltd. that were intended to be issued in the manner contemplated by the Preliminary Offering Memorandum, (b) the $2,055,000,000 in aggregate principal amount of Senior PIK Election Notes due 2018 of Serafina Acquisition Ltd. that were intended to be issued in the manner contemplated by the Preliminary Offering Memorandum, and (c) any agreement or instrument executed in connection with a financing consummated in lieu of the issuance of the foregoing notes.

“Additional Debt Securities” shall mean one or more additional series of debt securities issued by the Borrower or one or more of its Subsidiaries or Parents or Affiliates in connection with (or to refinance or replace) the funding of any “Change of Control Backstop Facility,” “Bermuda Unsecured Credit Facility” and/or “Bridge Facility,” in each case as defined in, and contemplated by, the Commitment Letter.

“Adjusted EBITDA” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period

(1) increased (without duplication) by:

(A) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; plus

(B) Consolidated Interest Expense (including interest under Satellite Purchase Agreements for such period to the extent excluded in determining Consolidated Interest Expense for such period) for such period to the extent deducted in determining Consolidated Net Income for such period; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(D) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(E) to the extent deducted in arriving at Consolidated Net Income, foreign withholding taxes paid or accrued in such period; plus

(F) any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.’s involvement in arrangements with Sky Multi-Country Partners; plus

(G) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by this Agreement including a refinancing thereof (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes or the Credit Facilities, and, in each case, deducted in computing Consolidated Net Income; plus

(H) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs Incurred in connection with acquisitions after August 20, 2004 and costs related to closure of facilities; plus

(I) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(J) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(K) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors;

(2) decreased by (without duplication):

(A) any gross profit on sales-type leases included in Consolidated Net Income for such period, except for collections on investments in sales-type leases during such period, to the extent included in Consolidated Net Income for such period; and

(B) non-cash items increasing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

(3) increased or decreased by (without duplication):

(A) any net loss or gain resulting from currency exchange risk Hedging Obligations; plus or minus, as applicable

(B) without duplication, the Historical Adjustments.

“Adjusted Net Assets” shall have the meaning specified in Section 11.5 of this Agreement.

“Administrative Agent” shall mean Credit Suisse, Cayman Islands Branch, in its capacity as the administrative agent for the Lenders under this Agreement and the other Credit Documents, until a successor replaces it in accordance with Section 13.9, and thereafter means such successor.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent as set forth on Schedule 1.1(b), or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b)(ii)(D).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning specified in Section 10.8(a) of this Agreement.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent and the Syndication Agent.

“Agreement” shall mean this credit agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 14.19(b).

“Applicable Premium” shall mean, with respect to any Loans, on any applicable prepayment date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Loan being prepaid; and

(2) the excess, if any, of:

(a) the present value at such prepayment date of (i) the prepayment price of such Loan at August 15, 2009 (such prepayment price being set forth in the table appearing in Section 5.1(a), plus (ii) all required interest payments due on the Loan through August 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over

(b) the principal amount of such Loan.

“Approved Fund” shall have the meaning provided in Section 14.6(b).

“Asset Sale” shall mean:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(A) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory (including the sale or leasing, including by way of sales-type lease, of transponder capacity and the leasing or licensing of teleports);

(B) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.11 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(C) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 10.2;

(D) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $25.0 million;

(E) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(F) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(G) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(H) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (8) of the definition of Permitted Investments);

(I) foreclosures on assets;

(J) sales of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (including in respect of sales-type leases), or participations therein, in connection with any Receivables Facility;

(K) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(L) any Event of Loss; and

(M) any sale of an Excluded Satellite; provided that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under Section 10.7.

“Asset Sale Offer” shall have the meaning specified in Section 5.2(b) of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit D hereto.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Controller or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Backstop Credit Facility” shall mean each agreement or instrument (including indentures) executed in connection with a financing contemplated by the Commitment Letter, dated June 19, 2007, by and among Serafina Acquisition Limited and the arrangers, agents and lenders party thereto, as amended or supplemented from time to time.

“Bank Indebtedness” shall mean any and all amounts payable under or in respect of any Credit Agreement or any other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” shall mean, with respect to any Person, either the board of directors of such Person or any duly authorized committee of such board.

“Board Resolution” shall mean, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the Incurrence of the Loans on the Closing Date.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For purposes of Section 10.4, a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Cash Equivalents” shall mean:

(1) United States dollars,

(2) pounds sterling,

(3) (A) euro, or any national currency of any participating member state in the European Union, or

(B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) above, entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency),

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

(10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) above, as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” shall mean the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent corporations.

“Change of Control Offer” shall have the meaning provided in Section 5.2(a) of this Agreement.

“Change of Control Offers” shall mean (a) each offer to purchase outstanding notes of the Borrower and any Parent, Subsidiary or Affiliate of the Borrower (including Intelsat (Bermuda), Ltd., Intelsat Jackson, Intelsat Intermediate Holdco and Intelsat Subsidiary Holding Company, Ltd.) pursuant to the indentures governing such series of notes set forth on Schedule 1.1(c), and (b) the offer to repay outstanding loans pursuant to the Intelsat Jackson Unsecured Credit Agreement, under which, in each case, the Acquisition resulted in a “change of control” as defined in each such agreement.

“Change of Control Payment” shall have the meaning specified in Section 5.1(a) of this Agreement.

“Change of Control Payment Date” shall have the meaning specified in Section 5.1(a) of this Agreement.

“Closing Date” shall mean May 2, 2008.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment Letter” shall mean the Commitment Letter dated June 19, 2007 by and among Serafina Acquisition Limited and the arrangers, agents and lenders party thereto, as amended by that certain Amendment to Commitment Letter, Fee Letter and Engagement Letter agreement dated as of February 4, 2008, as further amended or supplemented from time to time.

“Commitments” shall mean, with respect to each Lender, such Lender’s Commitment set forth on Schedule 1.1(a). The aggregate amount of all Commitments hereunder is $658,119,030.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the date of this Agreement, and includes all series and classes of such common stock.

“Confidential Information” shall have the meaning provided in Section 14.16.

“consolidated” or “Consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other related non-cash charges, excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to the Borrower for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees, any expensing of bridge or other financing fees and any interest under Satellite Purchase Agreements),

(2) (A) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period and (B) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period, and

(3) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges and the transactions contemplated by the Transaction Agreement dated April 20, 2004, among Constellation, LLC, the Company, The DIRECTV Group, Inc. and PAS Merger Sub, Inc., the Letter Agreement dated May 17, 2004, among Constellation, LLC, Carlyle PanAmSat I, L.L.C. and Carlyle PanAmSat II L.L.C., the Letter Agreement dated May 17, 2004, among Constellation, LLC, PEP PAS, LLC and PEOP PAS LLC, and the Letter Agreement dated as of August 11, 2004, between The DIRECTV Group, Inc. and Constellation, LLC and acknowledged by the Borrower, the Notes and the Senior Credit Facilities as in effect on August 20, 2004) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after August 20, 2004, net of taxes, shall be excluded,

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 10.2 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to the definition of the term Cumulative Credit.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which financial reports have been filed with the SEC or provided to the Administrative Agent, to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which reports have been filed with the SEC or provided to the Administrative Agent, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Debt to Adjusted EBITDA Ratio.”

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries and (b) the aggregate amount of all outstanding Disqualified Stock in the Borrower and all preferred stock in the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the Borrower.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases (other than any lease or leases entered into in connection with any Sale and Lease-Back Transaction), dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporation” includes corporations, associations, companies and business trusts.

“Credit Agreements” shall mean the Intelsat Credit Agreement, the PanAmSat Credit Agreement and each Backstop Credit Facility.

“Credit Documents” shall mean this Agreement, any promissory notes issued by the Borrower hereunder and each Guarantee.

“Credit Facilities” shall mean, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 10.1).

“Credit Party” shall mean each of the Borrower and each Guarantor (including Holdings), for so long as any such Guarantor shall remain a Guarantor.

“Cumulative Credit” shall mean the sum of (without duplication):

(1) the aggregate net cash proceeds, and the Fair Market Value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Borrower), received by the Borrower from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests, including Retired Capital Stock, in the Borrower after August 20, 2004, other than (A) Disqualified Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for in Section 10.2(b)(4), (C) Designated Preferred Stock, (D) Refunding Capital Stock and (E) Excluded Contributions; plus

(2) 100% of any cash and the Fair Market Value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Borrower) received by the Borrower as a capital contribution from its shareholders subsequent to August 20, 2004 other than any Excluded Contributions; plus

(3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Borrower or any Restricted Subsidiary issued after August 20, 2004 (other than any such Indebtedness or Disqualified Stock to the extent issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock); plus

(4) cumulative Adjusted EBITDA from and after July 1, 2004, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Adjusted EBITDA for such period is negative, minus the amount by which cumulative Adjusted EBITDA is less than zero; plus

(5) to the extent not already included in Adjusted EBITDA, 100% of the aggregate net cash proceeds received by the Borrower or a Restricted Subsidiary since August 20, 2004 from (A) Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) thereof made by the Borrower and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

(6) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the Fair Market Value of all Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary, as determined in good faith by the Board of Directors of the Borrower.

Notwithstanding anything to the contrary above, any repayments of Restricted Payments made pursuant to Section 10.2 shall be excluded from the calculation of Cumulative Credit.

“Cumulative Interest Expense” shall mean, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for the period from and after July 1, 2004 to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” shall mean, with respect to any Person for any period, such Person’s ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the “Determination Date”) to (2) the Adjusted EBITDA for the four full consecutive fiscal quarters immediately preceding such Determination Date for which financial information is available (the “Measurement Period”). In the event that the Borrower or any Restricted Subsidiary Incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Measurement Period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Determination Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Determination Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Determination Date” shall have the meaning set forth in the definition of “Debt to Adjusted EBITDA”.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary, provided that no Subsidiary shall be considered a Domestic Subsidiary if (i) it is a Subsidiary of a Foreign Subsidiary or (ii) substantially all of its assets consists of Equity Securities in Foreign Subsidiaries that are treated as corporations for U.S. federal income tax purposes.

“Employee Transfer Agreement” shall mean the intercompany agreement regarding the transfer of substantially all of the employees of Intelsat Global Service Corporation to PanAmSat Opco, dated as of July 3, 2006, between Intelsat Global Service Corporation and PanAmSat Opco, as amended from time to time (provided that no such amendment materially affects the ability of the Borrower to make anticipated principal or interest payments on the Loans).

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Holdings, the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, ground water, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of Common Stock or preferred stock of the Borrower or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

(1) public offerings with respect to the Borrower’s or any direct or indirect parent corporation’s Common Stock registered on Form S-8 and

(2) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“euro” shall mean the single currency of participating member states of the EMU.

“Event of Default” shall have the meaning specified in Section 12.1 of this Agreement.

“Event of Loss” shall have the meaning specified in Section 9.2(d) of this Agreement.

“Event of Loss Proceeds” shall mean, with respect to any Event of Loss, all Satellite insurance proceeds received by the Borrower or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

(5) deduction of appropriate amounts to be provided by the Borrower or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Excess Proceeds” shall have the meaning specified in Section 5.2(b) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Note Indenture” shall mean the indenture with respect to the Exchange Notes executed in accordance with Section 3 and containing terms (including covenants, events of default, redemption, optional prepayment provisions and other provisions) that are identical to those set forth in this Agreement (except for differences that are customary between indentures and credit agreements) or as otherwise in form and substance reasonably acceptable to the Borrower and the Joint Lead Arrangers.

“Exchange Note Trustee” shall have the meaning set forth in Section 3.1.

“Exchange Notes” shall mean the senior unsecured notes of the Borrower due on the Maturity Date, issued under the Exchange Note Indenture in exchange for an equal principal amount of Loans pursuant to Section 3.4.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” shall mean (a) the Satellites of the Borrower and its Restricted Subsidiaries identified as PAS-4, PAS-5, PAS-7, PAS-1R, PAS-6B, SBS-6, Galaxy IIIR, Galaxy IVR, Galaxy 11 and Galaxy 10R and (b) any other Satellite that (1) is not expected or intended, in the good faith determination of the Board of Directors of the Borrower and evidenced by a Board Resolution delivered to the Trustee, to earn future revenues from the operation of such Satellite in excess of $25.0 million in any fiscal year, and (2) has suffered loss or damage such that (A) the procurement of In-Orbit Insurance therefor in the amount and on the terms required by this Agreement would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (B) such In-Orbit Insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Board of Directors of the Borrower and evidenced by a Board Resolution delivered to the Trustee.

“Excluded Taxes” shall mean (a) with respect to the Administrative Agent or any Lender, net income taxes and franchise or capital taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by any jurisdiction as a result of the Administrative Agent or such Lender being organized in, or having its principal office or applicable lending office in such jurisdiction or any political subdivision or taxing authority thereof or therein or as a result of doing business in or having any other connection with such jurisdiction (other than any such business or connection arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Documents) and (b) in the case of a Non-U.S. Lender, (i) any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender under the law in effect at the time such Non-U.S. Lender becomes a party to this Agreement; provided that this clause (b)(i) shall not apply to the extent that the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender would have been entitled to receive in the absence of such assignment or transfer (ii) any Tax to the extent attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(d).

“Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC” shall mean the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC Licenses” shall mean all authorizations, licenses and permits issued by the FCC to the Borrower or any of its Subsidiaries, under which the Borrower or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Fee Letter” shall mean the Fee Letter dated June 19, 2007 by and among the Borrower and the arrangers, agents and lenders party thereto, as supplemented from time to time.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Foreign Plan” shall mean any employee benefit plan, program, fund, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Funding Guarantor” shall have the meaning specified in Section 11.5 of this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States which are in effect on August 20, 2004.

“Government Business Subsidiary” shall mean any Restricted Subsidiary of the Borrower, including Intelsat General Corporation for so long as it is a Restricted Subsidiary of the Borrower, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on August 20, 2004 by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Borrower’s control of such Restricted Subsidiary.

“Government Securities” shall mean securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“G2 Transfer Agreement” shall mean the Agreement and Plan of Merger, dated as of July 3, 2006, among Intelsat General Corporation, G2 Satellite Solutions Corporation and PanAmSat Opco, as amended from time to time (provided that no such amendment materially affects the ability of the Borrower to make anticipated principal or interest payments on the Loans), and the other agreements entered into in connection therewith on or prior to July 3, 2006.

“guarantee” shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean the guarantee by any Guarantor of the Borrower’s obligations under this Agreement.

“Guarantor” shall mean any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Historical Adjustments” shall mean with respect to any Person, without duplication, the following items to the extent Incurred prior to August 20, 2004:

(1) adjustment of sales-type leases to operating leases;

(2) elimination of new sales-type leases;

(3) loss on conversion of sales-type leases;

(4) impairment charges from satellite write-downs;

(5) gain on satellite insurance claims;

(6) restructuring charges;

(7) reserves for long-term receivables and sales-type lease adjustments, including customer-related long-term receivables evaluated as uncollectible;

(8) reversal of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.’s involvement in arrangements with Sky Multi-Country Partners;

(9) change in reserve estimates related to two of the Borrower’s minority Investments based on the Borrower’s assessment of the investee’s market value;

(10) leaseback expense net of deferred gain;

(11) other non-operating items consisting of (A) transaction related fees and expenses including management retention bonuses, (B) fees and expenses related to prior acquisitions and due diligence for acquisitions not consummated, (C) non-cash stock compensation expense, (D) gain or loss on disposals and non-cash write-offs of other property and equipment, (E) non-cash losses from an investment accounted for by the equity method, (F) reserve adjustments and (G) gain on termination of the Galaxy 8-iR construction contract.

“Holdings” shall mean Intelsat, Ltd., until a successor replaces it and, thereafter, means the successor.

“Incur” shall have the meaning specified in Section 10.1(a) of this Agreement.

“Incurrence” shall have the meaning specified in Section 10.1(a) of this Agreement.

“Indebtedness” shall mean, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A) in respect of borrowed money;

(B) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(C) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) and the present value (discounted at the interest rate borne by the notes, compounded annually) of total obligations of the lessee for rental payments during the remaining term of the lease included in any Sale and Lease-Back Transaction (including any period for which such lease has been extended)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(D) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations Incurred in the ordinary course of business; (B) obligations under or in respect of Receivables Facilities; (C) deferred or prepaid revenues; (D) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (E) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; or (F) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“In-Orbit Insurance” shall mean, with respect to any Satellite, insurance for risk of loss of and damage to such Satellite attaching upon the expiration of the launch insurance therefore and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in this Agreement.

“In-orbit Spare Satellite” shall mean a Satellite that:

(1) shall meet or exceed the performance requirements to which the customer would be entitled pursuant to its service agreement with respect to each Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with Section 9.2); and

(2) to the extent necessary to serve the present and future intended customer base for the Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with Section 9.2), shall have a similar or better footprint coverage and power levels and similar operating radio frequencies when compared to each Satellite (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with Section 9.2) for which it shall be maintained as an In-orbit Spare Satellite;

provided that a Satellite that has both C-band and Ku-band payloads, shall be deemed to be an “In-orbit Spare Satellite” with respect to each payload as to which it meets the foregoing criteria as applied to such payload separately.

“Intelsat Bermuda” shall mean Intelsat (Bermuda), Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Bermuda Intercompany Loan” shall mean the intercompany loans by the Borrower (irrespective of any subsequent holder of such loans so long as a subsidiary of the Borrower) to PanAmSat Holdco to fund the payment of a portion of the purchase price of the PanAmSat Acquisition and to fund the purchase of PanAmSat Holdco’s 10 3/8% senior discount notes due 2014 and, in each case, any fees and expenses related thereto.

“Intelsat Bermuda Transfer” shall mean the transfer by Intelsat Bermuda of certain of its assets and certain of its liabilities and obligations to Intelsat Jackson on February 4, 2008.

“Intelsat Corp Refinancing” shall mean the borrowing by Intelsat Corp of $150.0 million in aggregate principal amount pursuant to a new term loan under the Intelsat Corp Credit Agreement, and the repayment of its 6  3/8% Senior Secured Notes due 2008 with the proceeds of such borrowing.

“Intelsat Credit Agreement” shall mean (i) the credit agreement entered into on July 3, 2006 in connection with, the consummation of the PanAmSat Acquisition, among Intelsat Sub Holdco, Intelsat Intermediate Holdco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch, as Administrative Agent and the guarantees thereof provided by certain subsidiaries of the Borrower, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (prior to, on or after the Closing Date), including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “Intelsat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Intermediate Holdco” shall mean Intelsat Intermediate Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson” shall mean Intelsat Jackson Holdings, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Sub Holdco” shall mean Intelsat Subsidiary Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above, which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.2:

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

Notwithstanding the foregoing, payments made under contracts to construct, launch, operate or insure Satellites which contracts are entered into in the ordinary course of business shall not constitute Investments.

“Joint Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., in their respective capacity as joint lead arrangers and joint bookrunners with respect to the Loans.

“Joint Venture” shall mean any Person, other than an individual or a Subsidiary of the Borrower, (i) in which the Borrower or a Restricted Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“Judgment Currency” shall have the meaning provided in Section 14.19(b).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b) or 2.1(d).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” shall mean any loan made by any Lender hereunder pursuant to Section 2.1.

“Mandatory Offer Election Time” shall mean, with respect to any Mandatory Prepayment Offer, noon, New York time, two Business Days preceding the prepayment date with respect to such Mandatory Prepayment Offer.

“Mandatory Prepayment Offer” refers to any offer to prepay Loans that the Borrower is required to make pursuant to any of clauses (a) or (b) of Section 5.2.

“Marketing Period” shall mean the period of time (a) commencing on the Closing Date and (b) ending on the second anniversary of the delivery of the Offering Memorandum.

“Master Intercompany Services Agreement” shall mean the Master Intercompany Services Agreement, dated as of July 3, 2006, among Intelsat Bermuda and certain direct and indirect Parent companies and Subsidiaries of Intelsat Bermuda and the other parties thereto, as in effect on the Closing Date and as amended from time to time thereafter (provided that no such amendment materially affects the ability of the Borrower to make anticipated principal or interest payments on the Loans).

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (1) any Subsidiary that is a Guarantor and (2) any other Significant Subsidiary of the Borrower (after giving effect to the Transactions); provided that no Government Business Subsidiary (including Intelsat General and its Subsidiaries) shall be deemed a Material Subsidiary.

“Maturity Date” shall mean August 15, 2014.

“Measurement Period” shall have the meaning set forth in the definition of “Debt to Adjusted EBITDA Ratios.”

“Minimum Borrowing Amount” shall mean, with respect to a Borrowing of Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Pari Passu Indebtedness required (other than required by Section 10.7(b)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” shall mean the aggregate transponder transmission capacity for all in-orbit transponders then owned by the Borrower and the Restricted Subsidiaries less the amount of capacity relating to transponders which are not at such time available for use whether due to legal, regulatory, technical or contractual restrictions or otherwise.

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notes” shall mean the Borrower’s 9% senior notes due 2014.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Obligations” shall mean any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness ; provided that obligations shall not include fees or indemnifications of the Administrative Agent and other third parties other than the Lenders.

“Offering Circular” shall mean the Offering Circular dated July 30, 2004 relating to the Notes, as supplemented by the Supplement thereto dated as of August 17, 2004.

“Offering Memorandum” shall mean a confidential offering memorandum prepared by the Borrower or its direct or indirect Parent relating to the Take-Out Securities, together with such other Additional Debt Securities (other than Additional Debt Securities not issued by Intelsat Corporation) and/or other debt securities issued in exchange for or to refinance or replace the debt facilities and bridge loans contemplated by the Commitment Letter (other than other debt securities not issued by Intelsat Corporation) as the Joint Lead Arrangers or Borrower may select, and containing information customarily included in preliminary confidential offering memoranda previously prepared by the Borrower or a Parent of the Borrower (which may, at the election of the Borrower and in consultation with the Joint Lead Arrangers, incorporate prior filings of the Borrower or its Parent by reference), excluding pro forma financial information, but including other financial information prepared in substantial accordance with Regulation S-X, with customary exceptions to financial statement requirements in Rule 144A offerings. The term “Offering Memorandum” shall include any supplement or amendment to a confidential offering memorandum referred to in the prior sentence.

“Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, or the principal accounting officer of the Borrower that meets the requirements set forth in this Agreement.

“Opinion of Counsel” shall mean a written opinion from legal counsel. The counsel may be an employee of or counsel to the Borrower.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“PanAmSat Acquisition” shall mean the transaction pursuant to which Intelsat (Bermuda), Ltd. became the owner of all of the outstanding share capital of PanAmSat Holdco.

“PanAmSat Credit Agreement” shall mean (i) the amended and restated credit agreement entered into on July 3, 2006 in connection with the consummation of the PanAmSat Acquisition among PanAmSat Opco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch, as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of the Borrower as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (prior to, or on or after the Closing Date), including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “PanAmSat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“PanAmSat Holdco” shall mean Intelsat Holding Corporation (formerly PanAmSat Holding Corporation), until a successor replaces it, and thereafter means such successor.

“PanAmSat Opco” shall mean Intelsat Corporation (formerly PanAmSat Corporation, until a successor replaces it, and thereafter means such successor.

“Parent” shall mean, with respect to any Person, any direct or indirect parent company of such Person.

“Pari Passu Indebtedness” shall mean with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Closing Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2) above, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Guarantee of such Person, as the case may be; provided, however, that Pari Passu Indebtedness shall not include:

(1) any obligation of such Person to the Borrower or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business; or

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Period of Suspension” shall mean each period of time commencing on the date upon which the Borrower provides written notice to the Joint Lead Arrangers of the suspension of the availability of an update to an Offering Memorandum in accordance with Section 9.15(a) and ending on the date upon which the Borrower provides written notice to the Joint Lead Arrangers of the discontinuation of such suspension; provided that the aggregate of all Periods of Suspension shall not exceed 90 days in any consecutive 12-month period.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (including transponders or transponder capacity) and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.7.

“Permitted Holders” shall mean, at any time, the Sponsors. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” shall mean:

(1) any Investment in the Borrower or any Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Similar Business if as a result of such Investment;

(A) such Person becomes a Restricted Subsidiary, or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.7 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date;

(6) any Investment acquired by the Borrower or any Restricted Subsidiary

(A) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable or

(B) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under Section 10.1(b)(x);

(8) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (A) $250.0 million and (B) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests of the Borrower, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(10) guarantees of Indebtedness permitted under Section 10.1;

(11) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 10.8(b) (except transactions described in Section 10.8(b)(2), (5) and (9);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (A) $125.0 million and (B) 2.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to any special purpose Wholly-Owned Subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility;

(15) Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponders capacity to third party customers in the ordinary course of business of the Borrower and its Restricted Subsidiaries which Investments are in the form of transfers to such Subsidiaries or joint ventures for Fair Market Value of transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or joint ventures; provided that all such Investments in Subsidiaries and joint ventures do not exceed 10% of Net Transponder Capacity;

(16) advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(17) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business; and

(18) Investments in any joint venture in existence as of the Closing Date; provided that all such Investments made after the Closing Date pursuant to this clause (18) in all such joint ventures do not exceed $10.0 million.

“Permitted Liens” shall mean, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be Incurred pursuant to Sections 10.1(b)(1), (4) and (12);

(7) Liens existing on the Closing Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(9) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be Incurred in accordance with Section 10.1 hereof;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under this Agreement to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens (including Liens in connection with Sale and Lease-Back Transactions) in favor of the Borrower or any Guarantor;

(16) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets Incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations Incurred in the ordinary course of business which obligations do to exceed $25 million at any one time outstanding;

(21) Liens Incurred to secure Obligations in respect of term loans or revolving loans (including principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts relating thereto) under any Credit Facilities or Indebtedness related to any Sale and Lease-Back Transaction; provided that, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5 to 1.0.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“preferred stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Preliminary Offering Memorandum” shall mean the preliminary confidential offering memorandum of the Borrower dated January 11, 2008, prepared in connection with the potential offering of Acquisition Notes, attached as Exhibit F hereto.

“Proxy Agreement” shall have the meaning set forth in Section 9.7.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower (as certified by a Board Resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” shall mean one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Refinancing Indebtedness” shall have the meaning specified in Section 10.1(b) of this Agreement.

“Refinancings” shall mean, collectively, the (i) redemption of the outstanding Intelsat Jackson (after giving effect to the Intelsat Bermuda Transfer) Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and (ii) redemption of the outstanding Holdings 5 1/4% Senior Notes due 2008.

“Refunding Capital Stock” shall have the meaning specified in Section 10.2(b)(2) of this Agreement.

“Register” shall have the meaning provided in Section 14.6.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans (excluding Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning specified in Section 10.2 of this Agreement.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” shall have the meaning specified in Section 10.2(b)(2) of this Agreement.

“S&P” shall mean Standard and Poor’s, a division of McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Satellite” shall mean any satellite owned by, or leased to, the Borrower or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” shall mean the Borrower or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” shall mean the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Secured Indebtedness” shall mean any Indebtedness secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” shall mean the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Credit Facilities” shall mean the credit agreement, entered into as of August 20, 2004 by and among the Borrower, the restricted subsidiaries party thereto, the lenders party thereto in their capacities as lenders thereunder, Citicorp North America, Inc., as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper Inc., as Co-Documentation Agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 10.1).

“Serafina Assignment” shall mean the assignment by Serafina Acquisition Limited, immediately following the Intelsat Bermuda Transfer on February 4, 2008, of certain of its liabilities and obligations to Intelsat Bermuda, and the assumption by Intelsat Bermuda of such liabilities and obligations.

“Significant Subsidiary” shall mean any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation was in effect on August 20, 2004.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” shall mean that, as of any date of determination, both (i) (a) the sum of the Borrower’s respective debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s respective present assets; (b) the Borrower’s capital is not unreasonably small in relation to its respective businesses as contemplated on the Closing Date; and (c) the Borrower has not Incurred and does not intend to Incur, or believe that it will Incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Intercompany Agreements” shall mean the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Bermuda Intercompany Loan and, in each case, agreements in connection therewith.

“Sponsors” shall mean (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof, and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates; provided that, for purposes of determining the fees and expenses that may be added back pursuant to clause (5) within the definition of Adjusted EBITDA for any period before the Closing Date, the term “Sponsor” shall also mean one or more investment funds advised, managed or controlled by Kohlberg Kravis Roberts & Co. L.P., TC Group, L.L.C. (which operates under the trade name “The Carlyle Group”), Providence Equity Partners, Apax Partners Worldwide, LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC or Permira Advisers, LLC or any of their respective Affiliates.

“Stated Maturity” shall mean, with respect to any loan or security, the date specified in such loan or security as the fixed date on which the final payment of principal of such loan or security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such loan or security at the option of the holder or lender thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred).

“Subordinated Indebtedness” shall mean:

(1) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” shall mean, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(B) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” shall mean any Guarantee, made by any Subsidiary Guarantor, if any, in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Subsidiary Transfer Transactions” shall mean the transfer of all or a portion of the equity, assets and liabilities of any of the Borrower or any of its Restricted Subsidiaries between or among any of the Borrower and/or any of its Restricted Subsidiaries.

“Successor Company” shall have the meaning specified in Section 10.11(a)(1) of this Agreement.

“Successor Guarantor” shall have the meaning specified in Section 10.11(b)(1) of this Agreement.

“Syndication Agent” shall mean Banc of America Bridge LLC, together with its affiliates under this Agreement and the other Credit Documents.

“Take-Out Notice” shall have the meaning provided in Section 3.2.

“Take-Out Securities” shall mean the senior unsecured notes of the Borrower due on the Maturity Date, issued under the Take-Out Securities Indenture, the proceeds of which are used to prepay Loans pursuant to Section 3.2.

“Take-Out Securities Indenture” shall mean the indenture with respect to the Take-Out Securities, which shall contain terms (including covenants, events of default, redemption, optional prepayment provisions and other provisions) that are identical to those set forth in this Agreement (except for differences that are customary between indentures and credit agreements or as otherwise in form and substance reasonably acceptable to the Borrower and the Joint Lead Arrangers), which shall comply with the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (the “TIA”) (provided that the Take-Out Securities Indenture will not be required to be qualified under the TIA), which will select the laws of the State of New York as the governing law and forum, and in which each party thereto will waive the right to trial by jury and will consent to the non-exclusive jurisdiction of the state and federal courts located in The City of New York.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Total Assets” shall mean the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Transaction Agreement” shall mean the Share Purchase Agreement dated as of June 19, 2007, among Intelsat Holdings Ltd., Serafina Acquisition Limited, Serafina Holdings Limited, the Initial Borrower and the other parties thereto, as amended, supplemented or modified from time to time.

“Transactions” shall mean the PanAmSat Acquisition and the transactions consummated in connection therewith, the Acquisition and the transactions related thereto (including the Intelsat Bermuda Transfer, the Serafina Assignment, the Change of Control Offers and the Refinancings, as applicable), including as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Closing Date or thereafter)), the issuance of any Notes, amendments and borrowings made pursuant to the Credit Agreements, the Intelsat Corp Refinancing, the transactions consummated in connection with the offering of the Intelsat Bermuda Senior Secured Floating Rate Notes due 2015, and the other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Treasury Rate” shall mean, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2009; provided, however, that if the period from the redemption date to August 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“TT&C Earth Station” shall mean any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Borrower or any of its Subsidiaries.

“TT&C Services” shall mean the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Commercial Code” shall mean the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” shall mean:

(1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below), and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated), provided that

(1) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(2) such designation complies with Section 10.2, and

(3) each of

(A) the Subsidiary to be so designated and

(B) its Subsidiaries has not at the time of designation, and does not thereafter, create, Incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

(1) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described under Section 10.1(a), or

(2) the Debt to Adjusted EBITDA Ratio for the Borrower and its Restricted Subsidiaries would be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” shall mean, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York City time) on such date of determination (or if no such quote is available on such date, on the immediately preceding Business Day for which such a quote is available).

“U.S. Government Obligations” shall mean securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the Borrower thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Vice President” when used with respect to the Borrower or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with

GAAP (as herein defined). Each reference to an agreement or document herein means such agreement or document as from time to time amended, supplemented or modified in accordance with its terms, unless expressly stated otherwise.

SECTION 2. Amount and Terms of Credit.

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment severally agrees to make a Loan or Loans on the Closing Date to the Borrower in Dollars in an aggregate amount equal to the respective Commitment of such Lender.

(b) Such Loans (i) shall be made on the Closing Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Commitment of such Lender and (iv) shall not exceed in the aggregate the total of all Commitments. On the Maturity Date, all then unpaid Loans shall be repaid in full.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans shall be in a multiple of $1,000,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date.

2.3 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 p.m. (New York City time) on the date of the Borrowing of Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made, and (ii) the date of the Borrowing (which shall be the Closing Date). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4 Disbursement of Funds.

(a) Subject to Section 6, no later than 9:00 a.m. (New York City time) on the Closing Date, each Lender will make available its pro rata portion based on its Commitment, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by disbursing proceeds pursuant to the instructions provided as part of the Notice of Borrowing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing

Date that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Loans, in Dollars.

(b) [INTENTIONALLY OMITTED]

(c) [INTENTIONALLY OMITTED]

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 [Intentionally Omitted].

2.7 Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8 Interest.

(a) The unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times (other than as specified in Section 2.8(b)) be equal to 9.25% per annum. All interest will be payable semiannually, on February 15 and August 15 of each year, in cash (subject to clause (c) below), in arrears.

(b) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(c) Interest on each Loan shall accrue from and including the Closing Date to but excluding the date of any repayment thereof and shall be payable on the last day of each Interest Period applicable thereto and upon any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) All computations of interest hereunder shall be made in accordance with Section 5.5.

SECTION 3. Securities Demand; Exchange Notes.

3.1 Exchange Notes and Execution of Exchange Note Indenture. No later than the 270th day following the consummation of the Acquisition, the Borrower shall have appointed a trustee for the Exchange Note Indenture (and to which the Required Lenders shall not have reasonably objected prior to such date, the “Exchange Note Trustee”, it being acknowledged and agreed that Wells Fargo Bank, National Association, shall be acceptable) and, if any Loans remain outstanding on the 365th day following the Closing Date, promptly thereafter enter into the Exchange Note Indenture to the extent any Lender elects to exchange Loans for Exchange Notes in accordance with Section 3.3 below, which shall contain the terms and provisions set forth in the definition of “Exchange Note Indenture,” and which shall comply with the TIA; provided that the Exchange Note Indenture will not be required to be qualified under the TIA. The Exchange Note Indenture will select the laws of the State of New York as the governing law and forum, and each party thereto will waiver the right to trial by jury and will consent to the non-exclusive jurisdiction of the state and federal courts located in The City of New York.

3.2 Securities Demand. Following delivery by the Borrower to the Joint Lead Arrangers of an Offering Memorandum pursuant to Section 9.8(a)(i), the Joint Lead Arrangers may deliver notice to the Borrower to issue Take-Out Securities in an aggregate principal amount not in excess of the aggregate principal amount of Loans then outstanding (such notice, a “Take-Out Notice”). The Take-Out Notice shall specify (i) the principal amount of the Take-Out Securities to be issued, (ii) the name of the proposed registered holder, (iii) the amount of the Take-Out Securities requested, which shall not exceed the aggregate principal amount of Loans then outstanding, and (iv) the aggregate principal amount of each of the Loans, Backstop Credit Facilities, Notes and Additional Debt Securities held by each Joint Lead Arranger and its respective Affiliates. It shall be a condition to the issuance of Take-Out Securities that the Borrower and the Joint Lead Arrangers make customary representations to each other with respect to the issuance of such Take-Out Securities (and any subsequent distributions pursuant to Rule 144A) consistent with past practices and prior offerings of securities by the Borrower’s Parent and its Subsidiaries.

3.3 Option to Exchange Loans for Exchange Notes. At any time on or after the date that is 365 days after the Closing Date if Loans are still outstanding, on one occasion, the Required Lenders may elect to cause the Borrower to exchange all of the Loans held by such Lender for one or more Exchange Notes by giving not less than three Business Days’ prior irrevocable written notice of such election, in the form of Exhibit G, to the Borrower, the Administrative Agent and the Exchange Note Trustee specifying (i) the principal amount of the Loans to be exchanged and (ii) the name of the proposed registered holder and the amount of each Exchange Note requested (each such notice, an “Exchange Notice”).

3.4 Procedures for Issuing Exchange Notes.

(a) Any Lender exchanging Loans for Exchange Notes pursuant to Section 3.3 shall deliver to the Borrower (as a condition to receipt of such Exchange Notes), within three Business Days following delivery of an Exchange Notice, promissory note(s) evidencing its Loans to be exchanged. Loans exchanged for Exchange Notes pursuant to Section 3.3 shall be deemed repaid and canceled, and (subject to the last sentence of Section 3.4(d)) upon receipt by such Lender of such Exchange Notes all Obligations with respect to such Loans shall be terminated. Such Exchange Notes shall be governed by and construed in accordance with the provisions of the Exchange Note Indenture.

(b) Not later than the third Business Day after delivery of an Exchange Notice:

(i) the Borrower shall cancel each promissory note so delivered to it pursuant to Section 3.4(a) and, if applicable, the Borrower shall issue a replacement promissory note to such Lender in an amount equal to the remaining outstanding principal amount of such Lender’s Loans; and

(ii) the Administrative Agent shall deliver the Exchange Notice to the Exchange Note Trustee, and the Borrower shall deliver an authentication order to the Exchange Note Trustee directing the Exchange Note Trustee to authenticate Exchange Notes with an aggregate principal amount to or for the order of the Lender exchanging such Loans pursuant to Section 3.3, and the Exchange Note Trustee shall deliver the applicable Exchange Note(s) to the holder or holders thereof specified in the Exchange Notice.

(c) The Exchange Notes to be issued to any Lender shall be issued in an aggregate principal amount equal to the principal amount specified in the Exchange Notice, as applicable, payable to such Lender or its nominee in such amounts as may be specified therein. On the day such Exchange Notes are issued, the Borrower shall pay to the Administrative Agent, for account of such Lender, all unpaid cash interest accrued to such day on the Loans that are the subject of the exchange.

3.5 Registration Rights with Respect to Exchange Notes. The Borrower agrees that the Exchange Notes will be issued in a private placement distributed (if at all) pursuant to Rule 144A and shall be entitled to customary registration rights as provided on Annex I.

3.6 Private Placement. The Borrower shall issue Exchange Notes, if any, pursuant to this Section 3 in a Rule 144A private placement (with customary registration rights as provided on Annex I).

SECTION 4. Fees; Commitments.

4.1 Fees. The Borrower shall pay to the applicable parties fees in the amounts and at the times set forth in the Fee Letter. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.2 Mandatory Termination of Commitments. The Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

SECTION 5. Payments.

5.1 Voluntary Prepayments.

(a) Pre-Payments. Except as set forth in Section 5.1(b) or 5.2(d), the Loans shall not be pre-payable at the option of the Borrower prior to August 15, 2009. Thereafter, the Loans shall be pre-payable at the option of the Borrower, in whole at any time or in part from time to time at the following prepayment prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the date of prepayment, if prepaid during the 12-month period commencing on August 15 of the years set forth below:

Year	Prepayment Price
2009	104.625%
2010	103.125%
2011	101.625%
2012 and thereafter	100.000%

(b) Make Whole Payments. Subject to Section 5.2(d), prior to August 15, 2009, the Borrower may voluntarily prepay the Loans, at its option, in whole at any time or in part from time to time at a prepayment price equal to 100% of the principal amount of the Loans prepaid plus the Applicable Premium as of, and accrued and unpaid interest, to, the applicable prepayment date, subject to the rights of Lenders on the relevant record date to receive interest due on the relevant interest payment date. Prepayment made pursuant to Section 5.2(d) shall be made without penalty or premium.

(c) Notice of any prepayment made pursuant to this Section 5.1 may be given prior to the completion thereof, and any such prepayment or notice may, at the Borrower’s discretion, be subject to one or more conditions precedent.

5.2 Mandatory Prepayments.

(a) Change of Control. If a Change of Control occurs, the Lenders may require the Borrower to make an offer to purchase all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Lenders to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer by first class mail to the Administrative Agent and each Lender with the following information:

(1) a Change of Control Offer is being made pursuant to this Section 5.2(a) and that all Lenders may accept payment for their Loans;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any Loans not accepted for payment will remain outstanding and continue to accrue interest;

(4) unless the Borrower defaults in the payment of the Change of Control Payment, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Lenders electing to have any Loans purchased pursuant to a Change of Control Offer will be required to surrender the promissory notes, if any, with the form reasonably acceptable to the Administrative Agent, to the Administrative Agent at the address specified herein prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) Lenders will be entitled to withdraw their Loans offered for prepayment and their election to require the Borrower to prepay such Loans, provided that the Administrative Agent receives, not later than the close of business on the Business Day that is one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing his offered Loans and his election to have such Loans prepaid; and

(7) that Lenders whose Loans are being prepaid only in part may elect to have new promissory notes issued equal in amount to the principal amount of Loans not prepaid, which portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On the Change of Control Payment Date, the Borrower shall, to the extent permitted by law, (1) accept for payment all Loans or portions thereof properly offered for payment pursuant to the Change of Control Offer, (2) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Loans or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Administrative Agent for cancellation the Loans so accepted together with an Officers’ Certificate stating that such Loans or portions thereof have been accepted and prepaid by the Borrower.

The Administrative Agent shall promptly deliver to each Lender the Change of Control Payment for such Loans, and, upon request, the Administrative Agent will mail to each Lender new promissory notes equal in principal amount to any portion of the Loans not prepaid by the Borrower, which new promissory notes shall be in a principal amount of $1,000 in an integral multiple thereof. The Borrower shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(b) Asset Sale Prepayment Offer.

(1) Any Net Proceeds from an Asset Sale (and Event of Loss Proceeds) that are not invested or applied as provided and within the time period set forth in Section 10.7 shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the

Borrower shall make an offer to all Lenders, and, if required by the terms of any Pari Passu Indebtedness to the holders of such Pari Passu Indebtedness, (an “Asset Sale Offer”), to prepay the maximum principal amount of Loans and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be prepaid out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrower shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $30.0 million by mailing the notice required pursuant to the terms of this Agreement, with a copy to the Administrative Agent. To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(2) Pending the final application of any Net Proceeds (or Event of Loss Proceeds) pursuant to this Section 5.2(b), the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds (or Event of Loss Proceeds) temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in any manner not prohibited by this Agreement.

(3) If less than all of the Loans or such Pari Passu Indebtedness are to be prepaid at any time, selection of such Loans for redemption, will be made by the Administrative Agent on a pro rata basis to the extent practicable; provided that Loans shall be prepaid in integrals of $1,000.

(4) Notices of prepayment shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the prepayment date for Loans to be prepaid at each Lender’s registered address. If any Loan is to be prepaid in part only, any notice of prepayment that relates to such Loan shall state the portion of the principal amount thereof that has been or is to be prepaid.

(5) A new Loan in principal amount equal to the unpurchased or unredeemed portion of any Loan purchased or redeemed in part shall be issued in the name of the Lender thereof upon cancellation of the original Loan. On and after the prepayment date, unless the Borrower does not complete such prepayment, interest shall cease to accrue on Loan or portions thereof purchased or called for redemption.

(c) Procedures for Lenders to Accept Mandatory Prepayment Offers; Withdrawal of Acceptance of a Mandatory Prepayment Offer. In order to accept any Mandatory Prepayment Offer, a Lender shall notify the Administrative Agent in writing as instructed by the Administrative Agent in such notice of prepayment prior to the Mandatory Offer Election Time of such Lender’s election to require the Borrower to prepay all or a portion of such Lender’s Loans (“Put Loans”) pursuant to such Mandatory Prepayment Offer (which, in the case of any election to require less than all of such Lender’s Loans to be prepaid in such Mandatory Prepayment Offer, shall be in a minimum principal amount of $2,000 or an integral multiple thereof) and shall specify the amount of such Lender’s Loans which such Lender requests be prepaid in such Mandatory Prepayment Offer. In order to validly withdraw any election with respect to any Put Loans in any Mandatory Prepayment Offer, the Lender holding such Put Loans shall notify the Administrative Agent in writing at its address for notices contained in this Agreement prior to the Mandatory Offer Election Time of such Lender’s election to withdraw such Put Loans from such

Mandatory Prepayment Offer, which notification shall include a copy of such Lender’s previous notification electing to have its Put Loans prepaid in such Mandatory Prepayment Offer and shall state that such election is withdrawn. The Administrative Agent shall from time to time, upon request by the Borrower, advise the Borrower of the amount of Put Loans with respect to any Mandatory Prepayment Offer.

(d) Mandatory Prepayment with Proceeds of Take-Out Securities. On the date of receipt by the Borrower of any cash proceeds from the issuance of the Take-Out Securities, the Loans shall be prepaid at par plus accrued and unpaid interest through the date of prepayment (without prepayment penalty or premium) by the Borrower in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the applicable withholding agent or any Guarantor shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor (as applicable) shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by the Borrower or any Guarantor, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or any Guarantor showing payment thereof.

(b) The Borrower shall pay and shall indemnify and hold harmless the Administrative Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), if reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that, in the case of any withholding tax other than U.S. federal withholding taxes, the completion, execution and submission of such forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would be disadvantageous to such Lender or would subject to such Lender to any unremibursed cost.

Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a non-bank tax certificate, in substantially the form of Exhibit H to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (D) that the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, non-bank tax certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a non-bank tax certificate on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit Borrower to determine the withholding or deduction required to be made.

In addition, each Non-U.S. Lender agrees that from time to time after the date it becomes a Non-U.S. Lender, when a lapse in time or change in the Non-U.S. Lender’s circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), a non-bank tax certificate and a Form W-8BEN (with respect to the portfolio interest exemption) or Internal Revenue Service Form W-8IMY, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States federal withholding tax with respect to payments under the Loan Documents or promptly notify the Borrower and the Administrative Agent of any change in the Non-U.S. Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.

(e) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement (or reduction of, or credit against its tax liabilities in lieu of a refund), which refund, reduction or credit in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund, reduction or credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund, reduction or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (e) or any other provision of this Section 5.4.

(f) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computation of Interest and Fees. All computation of interest for loans shall be made on the basis of a year of 360 days.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing on the Closing Date.

The Borrowings on the Closing Date under this Agreement are subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

6.1 Credit Documents.

(a) The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b) The Administrative Agent shall have received an executed counterpart of the Subsidiary Guarantee from each Guarantors that is a Subsidiary.

6.2 No Default; Representations and Warranties. On the Closing Date and also after giving effect thereto, the representations and warranties made by the Borrower contained in Sections 8.2, 8.5 and 8.7 shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

6.3 Fees and Expenses. All costs, fees, expenses and other compensation payable on the Closing Date to the Lenders, Joint Lead Arrangers or the Administrative Agent in connection with the initial funding of the Loans, and for which reasonably detailed invoices have been delivered at least five business days prior to the Closing Date, shall have been paid.

SECTION 7. [Reserved].

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders on the Closing Date:

8.1 Corporate Status. Each of the Borrower and the Material Subsidiaries (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority. The Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document which is currently in effect constitutes the legal, valid and binding obligation of such the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Credit Documents to which it is a party and which is currently in effect nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, bylaws or other constitutional documents of the Borrower or any of the Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 [Reserved].

8.7 Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender in connection with this Agreement for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished (subject, in the case of quarterly or interim financial statements, to normal year-end audit adjustments), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information.

(b) The pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made.

8.9 No Material Adverse Change. There has been no Material Adverse Change since December 31, 2006 (giving effect to the Transactions as if they had occurred prior thereto).

8.10 Tax Returns and Payments.

(a) The Borrower and each of the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year.

(b) None of the Borrower or any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect.

8.11 Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has Incurred (or is reasonably likely expected to Incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will Incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in Intelsat Corporation’s Form 10-K for the year ended December 31, 2007. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries. Schedule 8.12 to this Agreement lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein) existing on the Closing Date. To the knowledge of the Borrower, after due inquiry, each Subsidiary of the Borrower that is a Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12 to this Agreement. As of the Closing Date, all outstanding capital stock of the Borrower is owned, directly or indirectly, by the entity listed as “parent” on Schedule 8.12.

8.13 Patents, etc. The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) none of the Borrower or any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Borrower and its Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) None of the Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15 Properties. The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower, on a consolidated basis with its respective Subsidiaries, will be Solvent.

8.17 Compliance. Neither the Borrower nor any of its Significant Subsidiaries (before and after giving effect to the Transactions) is (i) in violation of its certificate of incorporation, bylaws, memorandum of association or limited liability company agreement (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

8.18 FCC Licenses, etc. As of the Closing Date (a) the space station licenses for the launch and operation of Satellites (other than Satellites which are in the process of manufacture) with C-band or Ku-band transponders issued by the FCC to the Borrower or any Restricted Subsidiary and (b) the licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America the Borrower or any Restricted Subsidiary to launch and operate any such Satellite (other than Satellites which are in the process of manufacture) include, in each case, all material authorizations, licenses and permits issued by the FCC or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable. Except as could not reasonably be expected to have a Material Adverse Effect, (x) each of such licenses is in full force and effect, (y) the Borrower and its Restricted Subsidiaries have fulfilled and performed in all respects all of their obligations with respect thereto and (z) the Borrower and its Restricted Subsidiaries have full power and authority to operate thereunder.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest, Fees and all other Obligations (other than contingent obligations with respect to which a claim has not been made) Incurred hereunder, are paid in full in accordance with the terms hereof:

9.1 Reports and Other Information.

(a) The Borrower shall provide the Administrative Agent and Lenders, without cost to each Lender, the following reports within the specified time frames:

(i) within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(iv) any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Borrower shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Borrower shall make available such information to prospective purchasers of the Loans, in addition to providing such information to the Administrative Agent and the Lenders in each case within 15 days after the time the Borrower would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

Delivery of such reports, information and documents to the Administrative Agent and Lenders is for informational purposes only and the Administrative Agent’s and Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officers’ Certificates).

(b) [Reserved].

(c) Notwithstanding the foregoing Sections 9.1(a) and (b), the Borrower will be deemed to have furnished the reports required by Sections 9.1(a) and (b) to the Administrative Agent and the Lenders if it or any Parent of the Borrower has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(d) The Borrower may satisfy its obligations under this Section 9.1 with respect to financial information relating to the Borrower by furnishing financial information relating to any Parent; provided that, if Regulation S-X under the Securities Act were to apply and so require, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to any Parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries, on the other hand.

9.2 Maintenance of Insurance.

(a) The Borrower and each Restricted Subsidiary shall obtain, maintain and keep in full force and effect at all times (1) with respect to each Satellite to be launched by the Borrower or any Restricted

Subsidiary, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period thereafter, but only to the extent, if at all, and on such terms (including period, exclusions, limitations on coverage and coverage amount) as is determined by the Board of Directors of the Borrower to be in the best interests of the Borrower and evidenced by a Board Resolution delivered to the Administrative Agent, (2) with respect to each Satellite it currently owns or has risk of loss for, other than any Excluded Satellite or any In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Borrower and evidenced by a Board Resolution delivered to the Administrative Agent, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount based on a percentage of the book value of such Satellite as specified in clause (B) of the proviso below and (3) at all times subsequent to the coverage period of the launch insurance described in clause (1) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such Satellite that is an Excluded Satellite or an In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Borrower and evidenced by a Board Resolution delivered to the Administrative Agent, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount as provided for in clause (2) above; provided, however, that at any time with respect to a Satellite that the Borrower or any Restricted Subsidiary owns or has risk of loss for,

(A) the Borrower and each Restricted Subsidiary may at its option in lieu of procuring or maintaining the In-Orbit Insurance described in clauses (2) and (3) above elect to provide an In-orbit Spare Satellite for one or more Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are protected by In-orbit Spare Satellites or by In-Orbit Insurance in accordance with this Section 9.2); provided that

(i) no more than two Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite’s (or such C-band or Ku-band payload’s) total number of commercially usable transponders; provided, however, that up to three Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the C-band or Ku-band payloads separately on a hybrid C/ Ku-band Satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite’s (or such C-band or Ku-band payload’s) total number of commercially usable transponders if such In-orbit Spare Satellite is at such time functioning as an In-orbit Spare Satellite for six Satellites and the Borrower or the applicable Restricted Subsidiary shall maintain or procure within 120 days In-Orbit Insurance complying with the provisions of clause (2) or (3) above, as applicable, on the three Satellites not subject to such partial loss; and

(ii) at no single time shall any Satellite act as an In-orbit Spare Satellite for more than six Satellites and in no event shall such Satellites be within a geostationary orbital arc of greater than 60 contiguous degrees of longitude; and

(B) the Borrower shall not be required to maintain In-Orbit Insurance in excess of 33% of the aggregate book value of all Satellites insured pursuant to clause (1) above (but included in such calculation only to the extent such Satellite has successfully completed its in-orbit testing phase) and otherwise required to be insured pursuant to clauses (2) and (3) above (it being understood that any Satellite protected by an In-orbit Spare Satellite shall be deemed to be insured for 100% of its book value) (with the allocation of such insurance among such Satellites being in the Borrower’s discretion). In the event of any loss, damage or failure affecting a Satellite insured pursuant to clauses (1), (2) or (3) above or the expiration and non-renewal of an insurance policy for such a Satellite resulting from a claim of loss under such policy causes a failure to comply with this clause (B), the Borrower shall be deemed to be in compliance with this clause (B) for the 120 days immediately following such loss, damage or failure or policy expiration, provided that the Borrower procures such insurance or In-orbit Spare Satellite as necessary to comply with this clause (B) within such 120 day period.

(b) The insurance policies required by the foregoing paragraph (a) shall

(1) contain no exclusions other than:

(A) Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to all Satellites of the same model or relating to systemic anomalies as are then customary in the Satellite insurance market; and

(B) such specific exclusions applicable to the performance of the Satellite being insured as are reasonably accepted by the Board of Directors of the Borrower in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable; and

(2) provide coverage for all risks of loss of and damage to the Satellite including for partial loss, constructive total loss and total loss. The insurance required by this Section 9.2 shall name the Borrower or the applicable Restricted Subsidiary as the named insured.

(c) In the event of the unavailability of an In-orbit Spare Satellite for any reason, the Borrower shall, subject to clause (B) of the proviso to paragraph (a) above, within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (2) or (3) of paragraph (a) above, as applicable, with respect to all Satellites that the In-orbit Spare Satellite was intended to protect so long as an In-orbit Spare Satellite is unavailable, provided that the Borrower and its Restricted Subsidiaries shall be considered in compliance with this Section 9.2 for the 120 days immediately following such loss or unavailability, as the case may be.

(d) In the event that the Borrower or its Restricted Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by the Borrower or any of its Restricted Subsidiaries, or in the event that the Borrower or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, an “Event of Loss”), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in Section 10.7.

9.3 Payment of Taxes and Other Claims. The Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all Taxes levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and (2) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Borrower or any Subsidiary; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such Taxes or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Borrower) are being maintained in accordance with GAAP.

9.4 Corporate Existence. Subject to Sections 10.11 and 10.12, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) and franchises of the Borrower and each Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries as a whole.

9.5 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, which shall include, in the case of Satellites (other than Satellites yet to be launched), the provision of tracking, telemetry, control and monitoring of Satellites in their designated orbital positions in accordance with prudent and diligent standards in the commercial satellite industry, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.6 Statement by Officers as to Default. The Borrower will deliver to the Administrative Agent within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Borrower and its Restricted Subsidiaries during the preceding quarter or the preceding fiscal year, as the case may be, has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill its obligations under this Agreement and further stating, as to each such officer signing such certificate, that, to the best of his or her knowledge, the Borrower during such preceding quarter or the preceding fiscal year, as the case may be, has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill each and every such covenant contained in this Agreement and no Default or Event of Default occurred during such quarter or year, as the case may be, and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status, with particularity and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Loans is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto. The Officers’ Certificate shall also notify the Administrative Agent should the Borrower elect to change the manner in which it fixes its fiscal year-end. For purposes of this Section 9.6, such compliance shall be determined without regard to any period of grace or requirement of notice under this Agreement.

9.7 [Reserved].

9.8 Marketing Efforts.

(a) During the Marketing Period, the Borrower will use its commercially reasonable efforts to, and will cause its Subsidiaries to use their commercially reasonable efforts to, cooperate with a distribution (pursuant to Rule 144A) by the Joint Lead Arrangers of the Take-Out Securities by using its commercially reasonable efforts to take each of the following actions during the Marketing Period (each, at the reasonable request of the Joint Lead Arrangers):

(i) delivering an Offering Memorandum on or before July 13, 2008;

(ii) preparing at the written request of the Joint Lead Arrangers an updated version of the Offering Memorandum on not more than one occasion (for all Take-Out Securities, Addition Debt Securities issued by the Borrower and/or other debt securities issued by the Borrower in exchange for or to refinance or replace the debt facilities and bridge loans contemplated by the Commitment Letter combined), it being understood that any request given pursuant to Section 9.8(a)(ii) of the 9.25% Senior Unsecured Credit Agreement—2016, dated May 2, 2008, shall be deemed to be also a request given pursuant to this Section 9.8(a)(ii); provided at the request of the Joint Lead Arrangers or the Borrower, the Offering Memorandum and any updated Offering Memorandum referred to above shall cover the Take-Out Securities, Additional Debt Securities issued by the Borrower and/or other debt securities issued by the Borrower in exchange for or to refinance or replace the debt facilities and bridge loans contemplated by the Commitment Letter, and such request shall count as the one occasion referred to above in this clause (ii); provided further, that any request made by the Joint Lead Arrangers pursuant to this clause (ii) relating to an updated version of the Offering Memorandum shall include a written notice (w) specifying the principal amount of the Take-Out Securities and other securities to be covered by such updated Offering Memorandum (x) stating that an updated Offering Memorandum is necessary to comply with applicable securities laws, (y) stating that the amount of the Take-Out Securities requested does not exceed the aggregate principal amount of Loans then outstanding and (z) stating the aggregate principal amount of each of the Loans, Exchange Notes, Notes, Take-Out Securities and Additional Debt Securities held by each Joint Lead Arranger and its respective Affiliates; provided further that the Joint Lead Arrangers may not request an update for the Offering Memorandum of Intelsat Corporation and an update for a offering memorandum of Intelsat, Ltd. or any of its subsidiaries (other than the Borrower and its Subsidiaries) in the same fiscal quarter; provided further, that the Joint Lead Arrangers may not request an Offering Memorandum and an update for the Offering Memorandum on more than one occasion in the same fiscal quarter; provided further, that the Borrower may decline to update an Offering Memorandum for a Period of Suspension if the Board of Directors of the Borrower or any Parent of the Borrower determines that (x) such update would require disclosure of an event at such time as could reasonably be expected to have a material adverse effect on the business, results of operations or prospects of the Borrower, (y) such update would require disclosure of material information relating to a corporate development or (z) the Offering Memorandum (including any amendment or supplement thereto) contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and provided further, that the obligations of the Borrower and any of its Subsidiaries set forth in Section 9.8 and in each agreement governing a Change of Control Backstop Facility (as defined in the Commitment Letter) and the Bermuda Unsecured Credit Facility (as defined in the Commitment Letter), if any, with respect to all securities issued or to be offered pursuant to a Take-Out Notice in a fiscal quarter shall be coordinated in a single, integrated offering effort; provided, further that the Borrower may decline to deliver an Offering Memorandum and any update with respect to an Offering Memorandum and each Joint Lead Arranger and its Affiliates shall promptly cease distribution activities with respect to Take Out Securities, Additional Debt Securities (and/or other debt securities issued by the Borrower in exchange for or to refinance or replace the debt facilities and bridge loans contemplated by the Commitment Letter) upon the filing of a registration statement with respect to any such securities until such registration statement is declared effective by the SEC;

(iii) using all commercially reasonable efforts to procure ratings for the Take-Out Securities, including, without limitation, making appropriate officers of the Borrower available at mutually agreeable times for meetings with rating agencies;

(iv) preparing materials related to, participating in, making management available at mutually agreeable times for, and completing no more than one “road show” (which shall not last for more than five consecutive Business Days) for all Take-Out Securities, Additional Debt Securities and other debt securities issued in exchange for or to refinance or replace the debt facilities and bridge loans contemplated by the Commitment Letter;

(v) in connection with the Offering Memorandum and each updated version of the Offering Memorandum contemplated by clause (ii) above, as well as any supplement relating thereto, using all commercially reasonable efforts to procure (x) a customary auditor comfort letter from the Borrower’s current auditors that does not contain limits on liability and is otherwise issued on terms consistent with letters delivered previously in connection with issuances of securities by the Borrower or its Parent and otherwise reasonably acceptable to the Joint Lead Arrangers and (y) customary legal opinions and/or letters in form and substance reasonably acceptable to the Joint Lead Arrangers;

(vi) providing such legal due diligence updates as may be reasonably requested by the Joint Lead Arrangers (including, without limitation, cooperation from counsel to the Borrower) in connection with each update pursuant to this Section 9.8(a); and

(vii) entering into customary purchase and related agreements (including registration rights) on mutually agreeable terms.

(b) In no event shall such assistance interfere in any material way with the day-to-day operations of the Borrower or its subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement or any document executed in connection with any other debt facility contemplated by the Commitment Letter, the parties agree that under no circumstances shall the Borrower, any Parent and its Subsidiaries be required, in connection with the issuance of all Take-Out Securities and/or Additional Debt Securities, to participate in (x) more than one “road show” or (y) in a number of accounting and legal updates and associated marketing conference calls greater than the sum of one plus the number of times that the Joint Lead Arrangers are permitted to request an updated version of the Offering Memorandum in accordance with Section 9.8(a)(ii)

SECTION 10. Negative Covenants.

10.1 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Borrower may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Borrower’s Debt to Adjusted EBITDA Ratio would be less than or equal to 6.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Loans shall not exceed $250.0 million at any one time outstanding.

(b) The foregoing limitations shall not apply to:

(1) the Incurrence of Indebtedness under Credit Facilities by the Borrower or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,210.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness Incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (1) may not exceed $500.0 million outstanding at any one time;

(2) the Incurrence by the Borrower and any Guarantor of Indebtedness represented by the Loans, any Notes, and Exchange Notes, or Acquisition Notes, and any other Indebtedness Incurred to finance any of the Change of Control Offers with respect to Existing Indebtedness in connection with the Acquisition (and, in any case, any Guarantees thereof);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) above);

(4) Indebtedness (including Capitalized Lease Obligations and Indebtedness related to Sale and Lease-Back Transactions), Disqualified Stock and preferred stock Incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and Incurred pursuant to this clause (4) and including all Refinancing Indebtedness Incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock Incurred pursuant to this clause (4), does not exceed the greater of (i) $250 million and (ii) 4.5% of Total Assets.

(5) Indebtedness Incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(6) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (6)(A)) and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(8) Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that:

(A) any such Indebtedness is made pursuant to an intercompany note and

(B) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(9) shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk or exchange rate risk with respect to any Indebtedness permitted to be Incurred pursuant to this Section 10.1;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(12) Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and Incurred pursuant to this clause (12), does not at any one time outstanding exceed the sum of (i) $250.0 million and (ii) 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with the definition of the term “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 10.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof),

(it being understood that any Indebtedness, Disqualified Stock or preferred stock Incurred pursuant to this clause (12) shall cease to be deemed Incurred or outstanding for purposes of this clause (12) but shall be deemed Incurred for the purposes of Section 10.1(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have Incurred such Indebtedness, Disqualified Stock or preferred stock under Section 10.1(a) without reliance on this clause (12));

(13) the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock Incurred as permitted under Section 10.1(a) and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock Incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Loans or any Guarantee of the Loans, such Refinancing Indebtedness is subordinated or pari passu to the Loans or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

(C) shall not include (i) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower, (ii) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or (iii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided further that subclause (A) above of this clause (13) shall not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

(14) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not Incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

(A) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in Section 10.1(a), or

(B) the Debt to Adjusted EBITDA Ratio is less than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(16) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(17) (A) any guarantee by the Borrower or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower, provided that such guarantee is Incurred in accordance with Section 10.5.

(c) For purposes of determining compliance with this Section 10.1,

(1) In the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (17) of this Section 10.1(c) or is entitled to be Incurred pursuant to Section 10.1(a), the Borrower shall, in its sole discretion, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses of this Section 10.1(c); provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the borrowings under the Loans shall be treated as Incurred on the Closing Date under Section 10.1(b)(1) and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Closing Date; and

(2) at the time of Incurrence, the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 10.1(c).

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

10.2 Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 10.1(b); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Borrower would have a Debt to Adjusted EBITDA Ratio less than or equal to 5.5 to 1.0; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after August 20, 2004 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (5), (6)(A) and (C) and (9) of Section 10.2(b), but excluding all other Restricted Payments permitted by Section 10.2(b)), is less than the amount equal to the difference between (i) the Cumulative Credit and (ii) 1.4 times Cumulative Interest Expense.

(b) The foregoing provisions shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Borrower, or any Equity Interests of any direct or indirect parent corporation of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and

(B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.2(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower which is Incurred in compliance with Section 10.1 so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

(B) such Indebtedness is subordinated to Pari Passu Indebtedness at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

(D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent corporations, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after August 20, 2004, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (1) of the definition of the term “Cumulative Credit”; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after August 20, 2004 less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this Section 10.2(b)(4);

and provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any other Restricted Subsidiary issued in accordance with the covenant described under Section 10.1 to the extent such dividends are included in the definition of Cumulative Interest Expense;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after August 20, 2004;

(B) the declaration and payment of dividends to a direct or indirect parent corporation of the Borrower, the proceeds of which will be used to fund the payment of dividends to Lenders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after August 20, 2004, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to Section 10.2(b)(2);

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower would have a Debt to Adjusted EBITDA Ratio less than or equal to 5.5 to 1.0;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on the Borrower’s common stock, following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent corporations after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $100.0 million;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 10.8;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions of Section 10.7 and Section 10.9; provided that all Loans tendered by Lenders of the Loans in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(15) the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent corporations to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

(D) general corporate overhead expenses of any direct or indirect parent corporation of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(16) Restricted Payments made in connection with any of the Change of Control Offers;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) and (11) of this Section 10.2(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the time of issuance of the Loans, all of the Borrower’s Subsidiaries shall be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.2(a) or under clauses (7), (10) or (11) of Section 10.2(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

10.3 Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)(1) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(b) make loans or advances to the Borrower or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Closing Date, including, pursuant to the Senior Credit Facilities and the related documentation;

(2) this Agreement and the Loans;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 10.1 and 10.4 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be Incurred subsequent August 20, 2004 pursuant to Section 10.1;

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Borrower no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

10.4 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Obligations under any Indebtedness of the Borrower or a Guarantor against or on any asset or property now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Loans or such Guarantee of such Guarantor are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the Loans or such Guarantee of such Guarantor are equally and ratably secured; provided that any Lien which is granted to secure the Loans under this Section 10.4 shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the Loans.

10.5 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower shall not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Borrower or any other Guarantor unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a Guarantee substantially in the form set forth in Exhibit A providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee of the Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans;

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that

(A) such Guarantee has been duly executed and authorized, and

(B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by any Bankruptcy Law (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 10.5 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

10.6 Limitation on Sale and Lease-Back Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (other than any Sale and Lease-Back Transaction relating to the PAS-10 Satellite); provided that the Borrower or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1) the Borrower or such Restricted Subsidiary could have:

(A) Incurred any Indebtedness relating to such Sale and Lease-Back Transaction under Section 10.1; and

(B) Incurred a Lien to secure such Indebtedness pursuant to Section 10.4 without equally and ratably securing the Loans pursuant to Section 10.4;

(2) the consideration received by the Borrower or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the Fair Market Value of the property sold and otherwise complies with Section 10.7; and

(3) the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with Section 10.7;

provided, however, that clauses (2) and (3) shall not apply to any Sale and Lease-Back Transaction between the Borrower and any Guarantor or between Guarantors.

10.7 Asset Sales.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Borrower) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Borrower’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

(C) any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed an amount equal to 7.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 455 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds required to be applied as provided in Section 10.2)

(1) to permanently reduce:

(A) Obligations under Pari Passu Indebtedness (other than Disqualified Stock), and to correspondingly reduce commitments with respect thereto (other than Obligations owed to the Borrower or a Restricted Subsidiary of the Borrower), provided that if the Borrower shall so reduce Obligations under any Pari Passu Indebtedness (other than Obligations under any Pari Passu Indebtedness secured by a Lien on the assets of the Borrower or any Restricted Subsidiary), it shall equally and ratably reduce Obligations under the Loans if the Loans are then prepayable or, if the Loans may not then be prepaid, the Borrower shall make an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Lenders to purchase their Loans at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Loans that would otherwise be prepaid, or

(B) Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Borrower or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale or Event of Loss Proceeds are from an Asset Sale of or an Event of Loss affecting such Restricted Subsidiary which is not a Guarantor),

(2) to an investment in (A) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in each of (A), (B) and (C), used or useful in a Similar Business, or

(3) to an investment in (A) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) other assets that, in each of (A), (B) and (C) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Borrower or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

10.8 Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and

(2) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b) The foregoing provisions will not apply to the following:

(1) transactions between or among the Borrower or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 10.2 and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsors;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent corporations or any Restricted Subsidiary;

(5) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 10.8(a)(1);

(6) any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect);

(7) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect;

(8) the Transactions and the payment of all fees and expenses related to the Transactions;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Borrower or any Restricted Subsidiary to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are (x) approved by a majority of the Board of Directors of the Borrower in good faith or (y) made pursuant to any agreement described under Item 13 “Certain Relationships and Related Transactions, and Director Independence” in Intelsat Corporation’s Form 10-K for the year ended December 31, 2007; and

(13) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith.

10.9 Change of Control. Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repurchase all or any part of such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in accordance with Section 5.2(a).

10.10 Suspension of Covenants.

(a) During any period of time that: (1) the Loans have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Borrower and the Restricted Subsidiaries shall not be subject to the following provisions of this Agreement:

(A) clause (a)(4) of Section 10.11;

(B) Section 9.2;

(C) Section 10.1;

(D) Section 10.2;

(E) Section 10.8;

(F) Section 10.3;

(G) Section 10.5;

(H) clauses (1)(A) and (2) of Section 10.6; and

(I) Section 10.7;

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds (and Event of Loss Proceeds) shall be set at zero. In addition, the Guarantees of the Guarantors shall also be suspended as of such date (the “Suspension Date”). In the event that the Borrower and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Loans below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Borrower and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees shall be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b) On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Sections 10.1(a) or 10.1(b) (to the extent such Indebtedness or Disqualified Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be Incurred or issued pursuant to Section 10.1(a) or 10.1(b), such Indebtedness or Disqualified Stock shall be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 10.1(b)(3). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 10.2 shall be made as though Section 10.2 had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under 10.2(a).

(c) The Borrower shall give the Administrative Agent prompt (and in any event not later than five business days after a Covenant Suspension Event) written notice of any Covenant Suspension Event. In the absence of such notice, the Administrative Agent shall assume the Suspended Covenants apply and are in full force and effect. The Borrower shall give the Administrative Agent prompt (and in any event not later than five business days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Administrative Agent shall assume the Suspended Covenants apply and are in full force and effect.

10.11 Borrower May Consolidate, Etc., Only on Certain Terms.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the Loans pursuant to supplemental Agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in Section 10.1(a) or

(B) the Debt to Adjusted EBITDA Ratio for the Successor Company and the Restricted Subsidiaries would be less than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case Section 10.12(1)(B) below shall apply, shall have by joinder or otherwise confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Loans; and

(6) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental Agreements, if any, comply with this Agreement.

(b) The Successor Company shall succeed to, and be substituted for the Borrower under this Agreement and the Loans. Notwithstanding clauses (a)(3) and (a)(4) above,

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower and

(2) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in another State of the United States so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

10.12 Guarantors May Consolidate, Etc., Only on Certain Terms. Subject to Section 11.8, no Guarantor shall, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) (A) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s Guarantee pursuant to supplemental Agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction no Default or Event of Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreements, if any, comply with this Agreement; or

(2) the transaction is made in compliance with Section 10.7.

Subject to Section 11.8 hereof, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower.

10.13 Successor Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Borrower or any Guarantor in accordance with Sections 10.11 and 10.12 hereof, the Successor Guarantor formed by such consolidation or into which the Borrower or such Guarantor, as the case may be, is merged or the Successor Guarantor to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor, as the case may be, under this Agreement or the Guarantees, as the case may be, with the same effect as if such Successor Guarantor had been named as the Borrower or such Guarantor, as the case may be, herein or the Guarantees, as the case may be. When a Successor Guarantor assumes all obligations of its predecessor hereunder, the Loans or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Loans or the Guarantees, as the case may be.

SECTION 11. Guarantees.

11.1 Guarantees. Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Loans and obligations of the Borrower hereunder and thereunder, and guarantees to each Lender and to the Administrative Agent for itself and on behalf of such Lender, that: (1) the principal of (and premium, if any) and interest on the Loans will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Borrower to the Lenders or the Administrative Agent hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Loans or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 11.4 hereof.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Borrower or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Loan except by complete performance of the obligations contained in this Agreement and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Loan, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Administrative Agent on behalf of, or by, the Lenders, subject to the terms and conditions set forth in this Agreement, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Borrower or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Administrative Agent or any of the Lenders are prevented by applicable law from exercising their respective rights to accelerate the Stated Maturity of the Loans, to collect interest on the Loans, or to enforce or exercise any other right or remedy with respect to the Loans, such Guarantor shall pay to the Administrative Agent for the account of the Lenders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Administrative Agent or any of the Lenders.

If any Lender or the Administrative Agent is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by any of them to the Administrative Agent or such Lender, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Administrative Agent on the other hand, (1) subject to this Section 11, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Section 12 hereof for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Section 12 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Loans are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Loans, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Loans shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. The form of Notation of Guarantee to be executed on each Loan by each Guarantor is attached as Exhibit A hereto.

11.2 Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

11.3 Restricted Subsidiaries. The Company shall cause any Restricted Subsidiary required to guarantee payment of the Loans pursuant to the terms and provisions of Section 10.5 to (1) execute and deliver to the Administrative Agent any amendment or supplement to this Agreement in accordance with the provisions of this Agreement pursuant to which such Restricted Subsidiary shall guarantee all of the obligations on the Loans, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under any Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, expenses and indemnities), on an unsecured senior basis and (2) deliver to such Administrative Agent an Opinion of Counsel reasonably satisfactory to such Administrative Agent to the effect that such amendment or supplement has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of this Indenture. Upon the execution of any such amendment or supplement, the obligations of the Guarantors and any such Restricted Subsidiary under their respective Guarantees shall become joint and several and each reference to the “Guarantor” in this Agreement shall, subject to Section 11.7, be deemed to refer to all Guarantors, including such Restricted Subsidiary. Such Guarantee shall be released in accordance with Section 10.13 and Section 11.9.

11.4 Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Lender confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Lenders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 11.4, result in the obligations of such Guarantor under its Guarantee constituting such fraudulent transfer or conveyance.

11.5 Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under a Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses Incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Loans or any other Guarantor’s obligations with respect to the Guarantee of such Guarantor. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (1) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities Incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (2) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities Incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

11.6 Subrogation. Each Guarantor shall be subrogated to all rights of Lenders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.1; provided, however, that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Agreement or the Lenders shall have been paid in full.

11.7 Reinstatement. Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Guarantee provided for in Section 11.1 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Lender to the Company upon the bankruptcy or insolvency of the Company or any Guarantor.

11.8 Release of a Guarantor. Any Guarantee by a Restricted Subsidiary of the Loans shall be automatically and unconditionally released and discharged upon:

(1) (A) any sale, exchange or transfer (by merger or otherwise) of all of the Borrower’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Agreement; or (B) the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, and

(2) such Guarantor has delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 12. Events of Default.

12.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon repayment, acceleration or otherwise, of principal of, or premium, if any, on the Loans issued under this Agreement;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Loans issued under this Agreement;

(3) failure by the Borrower to comply with its obligations under Section 10.11;

(4) failure by the Borrower to comply for 30 days after notice by the Administrative Agent or the Lenders of not less than 30% in principal amount of the Loans then outstanding with any of its obligations under Sections 9.1, 9.2, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 (other than a failure to prepay Loans), 10.8 or 10.9 (other than a failure to prepay Loans);

(5) failure by the Borrower or any Guarantor for 60 days after receipt of written notice given by the Administrative Agent or the Lenders of not less than 30% in principal amount of the Loans then outstanding and issued under this Agreement to comply with any of its other agreements contained in this Agreement or the Loans;

(6) default under any mortgage, Agreement or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary or the payment of which is guaranteed by the Borrower or any Restricted Subsidiary, other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Loans, if both

(A) such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the Lender or Lenders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated

final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(7) failure by the Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) any of the following events with respect to the Borrower or any Significant Subsidiary:

(A) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) make a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Borrower or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days; or

(9) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement.

12.2 Acceleration.

(a) If any Event of Default (other than an Event of Default specified in Section 12.1(8) above) occurs and is continuing, then and in every such case the Administrative Agent or the Lenders of at least 30% in principal amount of the Loans outstanding under this Agreement may declare the principal, premium, if any, interest and any other monetary obligations on Loans outstanding to be due and payable immediately, by a notice in writing to the Borrower (and to the Administrative Agent if given by Lenders).

(b) Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 12.1(8) above occurs and is continuing, then the principal amount of all Loans outstanding shall ipso facto become and be immediately due and payable without any notice, declaration or other act on the part of the Administrative Agent or any Lender.

(c) At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Administrative Agent as hereinafter provided in this Section, the Lenders of a majority in aggregate principal amount of the Loans outstanding under this Agreement, by written notice to the Borrower and the Administrative Agent, may rescind and annul such declaration and its consequences if:

(1) the Borrower has paid or deposited with the Administrative Agent a sum sufficient to pay:

(A) all overdue interest on all Loans outstanding under this Agreement,

(B) all unpaid principal of (and premium, if any, on) any Loans outstanding under this Agreement which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Loans,

(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Loans, and

(D) all sums paid or advanced by the Administrative Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel; and

(2) Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Loans which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 12.5, no such rescission shall affect any subsequent default or impair any right consequent thereon.

(d) Notwithstanding Section 12.2(c), in the event of any Event of Default specified in Section 12.1(6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose,

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(2) the Lenders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(3) if the default that is the basis for such Event of Default has been cured.

12.3 Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Loans or to enforce the performance of any provision of the Loans or this Agreement.

The Administrative Agent may maintain a proceeding even if it does not possess any of the Loans or does not produce any of them in the proceeding. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

12.4 Waiver of Past Defaults. Provided the Loans are not then due and payable by reason of a declaration of acceleration, the Required Lenders by notice to the Administrative Agent may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Loan when required pursuant to the terms of this Agreement or (c) a Default in respect of a provision that under Section 14.1 cannot be amended without the consent of each Lender affected. When a Default is waived, it is deemed cured and the Borrower, the Administrative Agent and the Lenders will be restored to their former positions and rights under this Agreement, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

12.5 Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Article 13, that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability; provided, however, that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction. Prior to taking any action under this Agreement, the Administrative Agent shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

12.6 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Lender may pursue any remedy with respect to this Agreement or the Loans unless:

(i) the Lender gives to the Administrative Agent written notice stating that an Event of Default is continuing;

(ii) the Lenders of at least 25% in principal amount of the outstanding Loans make a written request to the Administrative Agent to pursue the remedy;

(iii) such Lender or Lenders offer to the Administrative Agent reasonable security or indemnity satisfactory to it against any loss, liability or expense;

(iv) the Administrative Agent does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Required Lenders do not give the Administrative Agent a direction inconsistent with the request during such 60-day period.

(b) A Lender may not use this Agreement to prejudice the rights of another Lender or to obtain a preference or priority over another Lender.

12.7 Rights of the Lenders to Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of and interest on the Loans held by such Lender, on or after the respective due dates expressed or provided for in the Loans, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Lender.

12.8 Priorities. If the Administrative Agent collects any money or property pursuant to this Section 12, it shall pay out the money or property in the following order:

FIRST: to the Administrative Agent for amounts due under Section 13;

SECOND: to Lenders for amounts due and unpaid on the Loans for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Loans for principal and interest, respectively; and

THIRD: to the Borrower or, to the extent the Administrative Agent collects any amount from any Guarantor, to such Guarantor.

The Administrative Agent may fix a record date and payment date for any payment to the Lenders pursuant to this Section. At least 15 days before such record date, the Administrative Agent shall mail to each Lender and the Borrower a notice that states the record date, the payment date and amount to be paid.

SECTION 13. The Administrative Agent.

13.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The Syndication Agent, in its capacity as such, shall have no obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.

13.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys- in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower and any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

13.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be Incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

13.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

13.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party shall be deemed to constitute any representation or warranty by the

Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor or any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Loans held by such Lenders in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans held by such Lenders in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, Incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.

13.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

13.9 Successor Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

13.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses Incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

13.11 [Reserved].

SECTION 14. Miscellaneous.

14.1 Amendments and Waivers.

(a) Without Consent of the Lenders. The Borrower and the Administrative Agent may amend this Agreement without notice to or consent of any Lender:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) [Reserved];

(3) to comply with Sections 10.11, 10.12 or 10.13 hereof;

(4) to provide the assumption of the Borrower’s or such Guarantor’s obligations to Lenders;

(5) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the legal rights under this Agreement of any such Lender;

(6) to add covenants for the benefit of the Lenders or to surrender any right or power conferred in this Agreement upon the Borrower or any Guarantor;

(7) [Reserved];

(8) to evidence and provide for the acceptance and appointment under this Agreement of a successor Administrative Agent pursuant to the requirements of Sections 13.9 hereof; or

(9) to add a Guarantor under this Agreement.

(b) With Consent of the Lenders. The Borrower and the Administrative Agent may amend this Agreement with the written consent of the Required Lenders. However, without the consent of each Lender of an outstanding Loan affected, an amendment may not:

(1) reduce the principal amount of Loans whose Lenders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the Maturity of any such Loan or alter or waive the provisions with respect to the repayment of the Loans (other than Sections 10.7 and 10.9),

(3) reduce the rate of or change the time for payment of interest on any Loan,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Loans issued under this Agreement, except a rescission of acceleration of the Loans by the Lenders of at least a majority in aggregate principal amount of the Loans and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Agreement or any guarantee which cannot be amended or modified without the consent of all Lenders,

(5) make any Loan payable in money other than that stated in the Loans,

(6) make any change in Section 14.1(b) or the rights of Lenders to receive payments of principal of or premium, if any, or interest on the Loans,

(7) make any change in these amendment and waiver provisions, or

(8) impair the right of any Lender to receive payment of principal of, or interest on such Lender’s Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans.

(c) Neither the Borrower or any Affiliate of the Borrower shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid to all Lenders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

(d) All Lenders holding Loans issued under this Agreement shall vote and consent together on all matters (as to which any such Loans may vote) as one class and no Lenders will have the right to vote or consent as a separate class on any matter.

14.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:		Intelsat Corporation
c/o Intelsat Jackson, Ltd.
Wellesley House North, 2nd Floor
90 Pitts Bay Road
Pembroke, HM 08
Bermuda
Attention: General Counsel
Fax: (202) 944-7440

with a copy to

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Dennis Lamont and Joshua Tinkelman
Fax: (212) 906-1810
	E-mail:	dennis.lamont@lw.com and
joshua.tinkelman@lw.com

The Administrative Agent:		At the address set forth on Schedule 1.1(b)

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: William Miller
Fax: 212-269-5420
	E-mail:	wmiller@cahill.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.6 and 2.9 shall not be effective until received.

14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses Incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses Incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (including any Environmental Laws now or hereafter in affect or amended) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified as determined in a final and non-appealable judgment by a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and to the Participants (to the extent provided in paragraph (c) of this Section 14.6) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for (1) an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 12.1(a), (b), (e) or (f) has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 12.1(a), (b), (e) or (f) has occurred and is continuing, any other assignee or (2) in connection with the initial syndication of the Loans by the Agents as disclosed to the Borrower on the Closing Date; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or (2) any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million , and increments of $1.0 million in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1 (a), (b), (e) or (f) has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms.

For the purpose of this Section 14.6(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.6.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 14.6 and any written consent to such assignment required by paragraph (b) of this Section 14.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second sentence of Section 14.1(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 14.6(c) shall, acting as a non-fiduciary agent of the Borrower, keep a register, specifying each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit E.

(e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

14.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof of any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 14.1(b) requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default (other than an Event of Default relating to the proposed amendment, waiver, discharge or termination) at issue then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees, reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and pay any processing or recordation fee and (c) such replacement Lender shall consent to the proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

14.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Article 12, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13 Submission to Jurisdiction; Consent to Service; Waivers.

(a) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its respective address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

(b) By the execution and delivery of this Agreement, the Borrower acknowledges that it has by separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the Credit Documents that may be instituted in any federal or state court in the State of New York.

(c) The Borrower, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Credit Documents (it being understood that the waivers contained in this paragraph (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

14.14 Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

14.15 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 14.16.

14.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Credit Party each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the other Agents, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each other Agent each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any other Agent has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the other Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty.

14.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

14.19 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 14.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

INTELSAT CORPORATION,
as Borrower

By:
Name:
Title:

GUARANTORS,
as Borrower

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

BANC OF AMERICA BRIDGE LLC, as Syndication Agent and Lender

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent, Lender, Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

By:
Name:
Title:

Annex I

Registration Rights

The registration rights agreement will be in a form substantially similar to the registration rights agreements entered into in connection with the issuance of the 9.00% senior notes due 2014, modified to reflect the revised structure and issuers in connection with the Acquisition and will provide that the Borrower will use its commercially reasonable efforts to file and cause a registration statement to be declared effective within 180 days of the one-year anniversary of the issue date, if on the 366th day following the issue date, the securities will not be “freely tradable” (i.e., without a restrictive legend) as a result of:

•	the issuer failing to timely file reports pursuant to the Securities Exchange Act of 1934 (as required by Rule 144(c)(1) and (2) of the Securities Act);

•	an affiliate of the Borrower entering the chain of ownership of the securities; or

•	a change in law, regulation or interpretation by the SEC or DTC the result of which would prohibit the removal of the legend on or prior the 365th day from the issue date.

A-1

Schedule 1.1(a)

Commitments and Addresses of Lenders

Commitments:

Lenders	Commitment
Credit Suisse, Cayman Islands Branch	$219,337,010.00
Banc of America Bridge LLC	$219,337,010.00
Morgan Stanley Senior Funding, Inc.	$219,337,010.00
Total	$658,119,030.00

Addresses:

Credit Suisse, Cayman Islands Branch

Eleven Madison Avenue

New York, New York, 10010

Banc of America Bridge LLC

9 West 57th Street

New York, New York 10019

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Schedule 1.1(b)

Administrative Agent Details

Credit Suisse, Cayman Islands Branch

One Madison Avenue, 2nd Floor

New York, New York, 10010,

Attention: Loan Closers/Agency Group,

Phone: (212) 538-3477

Fax: (212) 538-9120

Schedule 1.1(c)

Indentures

Indenture dated as of July 3, 2006, among Intelsat Corporation, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee, with respect to Intelsat Corporation's 9% Senior Notes due 2016

Indenture dated as of August 20, 2004, among Intelsat Corporation, the guarantors party thereto and The Bank of New York, as trustee, with respect to Intelsat Corporation's 9% Senior Notes due 2014

Indenture dated as of January 28, 2005, among Intelsat Subsidiary Holding Company, Ltd. (as successor obligor to Intelsat (Bermuda), Ltd., as successor to Zeus Merger Two Limited), Intelsat, Ltd. (as successor to Zeus Merger One Limited), as parent guarantor, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee, with respect to Intelsat Subsidiary Holding Company, Ltd.'s 8 1/4% Senior Notes due 2013 and 8 5 /8% Senior Notes due 2015

Indenture dated as of February 11, 2005, among Intelsat Intermediate Holding Company, Ltd. (as successor obligor to Intelsat (Bermuda), Ltd., as successor to Zeus Special Subsidiary Limited), Intelsat, Ltd., as co-obligor, the other guarantors party thereto and Wells Fargo Bank, National Association, as trustee, with respect to Intelsat Intermediate Holding Company, Ltd.'s 9 1/4 % Senior Discount Notes due 2015

Indenture dated as of July 3, 2006, among Intelsat Jackson Holdings, Ltd. (as successor to Intelsat (Bermuda), Ltd.), Intelsat, Ltd., and Intelsat (Bermuda), Ltd., as parent guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, with respect to Intelsat Jackson Holdings, Ltd.'s 9 1/4% Senior Notes due 2016

Indenture dated as of July 3, 2006, among Intelsat Jackson Holdings, Ltd. (as successor to Intelsat (Bermuda), Ltd.), Intelsat, Ltd., and Intelsat (Bermuda), Ltd., as parent guarantors, and Wells Fargo Bank, National Association, as trustee, with respect to Intelsat Jackson Holdings, Ltd.'s 11 1/4% Senior Notes due 2016

Schedule 8.12

Subsidiaries

Domestic Subsidiaries

Entity Name	Jurisdiction of Organization	Direct or Indirect Ownership Interest	Material Subsidiary (Y/N)
PanAmSat Satellite Galaxy 3C, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 4R, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 10R, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 11, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 12, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 13, Inc.	DE	100%	Y
PanAmSat Satellite PAS 1R, Inc.	DE	100%	Y
PanAmSat Satellite PAS 6B, Inc.	DE	100%	Y
PanAmSat Satellite PAS 7, Inc.	DE	100%	Y
PanAmSat Satellite PAS 8, Inc.	DE	100%	Y
PanAmSat Satellite PAS 9, Inc.	DE	100%	Y
PanAmSat Satellite PAS 10, Inc.	DE	100%	Y
PanAmSat Satellite PAS 2, Inc.	DE	100%	Y
PanAmSat Satellite PAS 3, Inc.	DE	100%	Y
PanAmSat Satellite PAS 4, Inc.	DE	100%	Y
PanAmSat Satellite PAS 5, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 1R, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 3R, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 5, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 9, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 14, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 15, Inc.	DE	100%	Y
PanAmSat Satellite Galaxy 16, Inc.	DE	100%	Y
Intelsat Satellite Galaxy 17, Inc.	DE	100%	Y
PanAmSat Satellite SBS 6, Inc.	DE	100%	Y
PanAmSat Satellite HGS 3, Inc.	DE	100%	Y
PanAmSat Satellite HGS 5, Inc.	DE	100%	Y
Intelsat Satellite IS 11, Inc.	DE	100%
PanAmSat Satellite Leasat F5, Inc.	DE	100%	Y
AccessPAS, Inc.	DE	100%	N
Intelsat Asia Carrier Services, Inc.	DE	100%	N
PanAmSat Capital Corporation	DE	100%	N
PanAmSat Europe Corporation	DE	100%	Y
PanAmSat Services, Inc.	DE	100%	N
PanAmSat Communications Carrier Services, Inc.	CA	100%	N
PanAmSat Communications Japan, Inc.	CA	100%	N
PanAmSat Communications Services, Inc.	CA	100%	N
PanAmSat H-2 Licensee Corp.	DE	100%	N
PanAmSat India Marketing, L.L.C.	DE	100%	N

Entity Name	Jurisdiction of Organization	Direct or Indirect Ownership Interest	Material Subsidiary (Y/N)
PanAmSat India, Inc.	DE	100%	N
Intelsat International Employment, Inc.	DE	100%	N
PanAmSat International Holdings, LLC	DE	100%	N
PanAmSat International Sales, Inc.	DE	100%	N
PanAmSat International Systems Marketing, L.L.C.	DE	100%	N
Intelsat International Systems, LLC	DE	100%	N
PanAmSat Licensee Corp.	DE	100%	N
PAS International, LLC	DE	100%	N
Service and Equipment Corporation	DE	100%	N
Southern Satellite Corp.	CT	100%	N
Southern Satellite Licensee Corporation	DE	100%	N
USHI, LLC	DE	100%	N
Intelsat Clearinghouse Corporation	DE	100%	N

Foreign Subsidiaries

Entity Name	Jurisdiction of Organization	Direct or Indirect Ownership Interest	Material Subsidiary (Y/N)
PanAmSat Africa (Proprietary) Ltd.	South Africa	100%	N
Intelsat Asia Pty. Ltd.	Australia	100%	N
PanAmSat do Brasil Ltda.	Brazil	99%	N
PanAmSat Sistemas de Comunicacao DTH do Brasil Ltda.	Brazil	99%	N
PanAmSat Europe Limited	United Kingdom	100%	N
PanAmSat FSC, Incorporated	Barbados	100%	N
Intelsat India Private Limited	India	100%	N
PanAmSat International Systems Limited	Cayman Islands	100%	N
PanAmSat Limited Liab. Co.	Switzerland	100%	N
Sonic Telecom Limited	United Kingdom	100%	N
PanAmSat Korea Limited	South Korea	100%	N
Intelsat Asia (Hong Kong) Limited	Hong Kong	100%	N
PanAmSat Satellite Europe Limited	United Kingdom	100%	Y
PanAmSat France SAS	France	100%	Y
EUROPE*STAR Gesellschaft für Satellitenkommunikation mbH	Germany	51%	Y